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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

December 15, 2005

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Delaware

(State or other jurisdiction of incorporation)

1-11605 (Commission File Number)	No. 95-4545390 I.R.S. Employer Identification No.

500 South Buena Vista Street Burbank, California (Address of principal executive offices)	91521 (Zip code)

(818) 560-1000

(Registrant’s telephone number, including area code)

Not applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry Into a Material Definitive Agreement

On December 15, 2005, the Compensation Committee of the Registrant took the following actions:

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The Committee determined that the financial performance measures that would be applied to executive officers of the Registrant under the Management Incentive Bonus Program for fiscal 2006 would be operating income, after-tax free cash flow (cash flow from operations less investments in theme parks, resorts and other properties), economic profit (net operating profit after tax, minus a charge for capital employed in the business, based on the cost of capital) and earnings per share, and that each of the measures will be given equal weight.

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The Committee determined that the performance criterion for purposes of Section 162(m) of the Internal Revenue Code under the Registrant’s 2002 Executive Performance Plan for fiscal year 2006 and for fiscal years 2006 and 2007 combined would be adjusted net income, which means net income adjusted to exclude the following items or variances:  change in accounting principles; acquisitions; dispositions of a business; asset impairments; restructuring charges; extraordinary, unusual or infrequent items, excluding early extinguishment of debt; and litigation costs and insurance recoveries.  This performance criterion will be applied to bonus awards for fiscal 2006 and for performance vesting restricted stock units whose vesting is based on performance in fiscal 2006 or the fiscal 2006-2007 period.

•	The Committee approved an increase in the salary of Alan N. Braverman, Senior Executive Vice President, General Counsel and Secretary, to $850,000, retroactive to October 1, 2005.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Walt Disney Company

By:	/s/ Roger J. Patterson
Roger J. Patterson
Vice President, Counsel

Dated:	December 16, 2005